UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  ------------

                                   FORM 8-K/A
                                Amendment No. 1


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): July 20, 2004


                              HARTMARX CORPORATION
               -------------------------------------------------
               (Exact name of registrant as specified in charter)


           DELAWARE                     1-8501                  36-3217140
(State or other jurisdiction         (Commission              (IRS Employer
     of incorporation)               File Number)          Identification No.)


                             101 North Wacker Drive
                            Chicago, Illinois 60606
              (Address of principal executive offices) (Zip Code)


                                 (312) 372-6300
              (Registrant's telephone number, including area code)


                                      N/A
         -------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under nay of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

         The undersigned Registrant hereby amends its Current Report on Form 8-K filed July 23, 2004 as set forth below:


Item 9.01         Financial Statements and Exhibits.

(A) and (B)       Financial Statements of Business Acquired and Pro
                  Forma Financial Information.






                                      1.

                        CITRIN COOPERMAN & COMPANY, LLP
                          CERTIFIED PUBLIC ACCOUNTANTS

                          INDEPENDENT AUDITORS' REPORT




To the Stockholders
Exclusively Misook, Inc.

We have audited the accompanying balance sheets of Exclusively Misook, Inc. at December 31, 2003, and 2002, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Exclusively Misook, Inc. as of December 31, 2003, and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                       /s/ Citrin Cooperman & Company, LLP
                                       -----------------------------------
                                          CERTIFIED PUBLIC ACCOUNTANTS

March 4, 2004







   529 Fifth Avenue, New York, NY 10017 o (212) 697-1000 o FAX (212) 697-1004
                        e-mail: ccc@citrincooperman.com


                                      2.

                                                     EXCLUSIVELY MISOOK, INC.
                                                          BALANCE SHEETS
                                                    DECEMBER 31, 2003 AND 2002

                                                                                               2003                  2002
                                                                                               ----                  ----
                                                                                                                  (RESTATED)
                                                           ASSETS
                                                           ------

Current assets:
   Cash and cash equivalents                                                    $         12,327,826    $          9,181,579
   Investments in marketable securities (cost of $449,721 in 2002)                               -                   491,676
   Accounts receivable - net of allowance for doubtful accounts of
     $363,000 in 2003 and $0 in 2002                                                       3,134,920               3,209,692
   Inventory                                                                                 915,002               1,949,200
   Prepaid taxes                                                                             163,521                      -
   Due from affiliate                                                                         59,290                  68,643
   Deferred income taxes                                                                     113,000                  43,500
   Other current assets                                                                        6,566                   6.000
                                                                                --------------------    --------------------

   Total current assets                                                                   16,720,125              14,950,290
                                                                                --------------------    --------------------

Furniture, fixtures and equipment, net of accumulated
   depreciation of $121,662 in 2003 and $88,562 in 2002                                       71,785                  85,833
                                                                                --------------------    --------------------

Other assets:
   Cash - restricted                                                                       6,500,000               3,500,000
   Security deposits and other assets                                                         84,953                  47,732
                                                                                --------------------    --------------------

   Total other assets                                                                      6,584,953               3,547,732
                                                                                --------------------    --------------------

TOTAL ASSETS                                                                    $         23,376,863    $         18,583,855
                                                                                ====================    ====================

                                            LIABILITIES AND STOCKHOLDERS' EQUITY
                                            ------------------------------------

Current liabilities:
   Accounts payable                                                             $            299,749    $            358,529
   Income taxes payable                                                                           -                  225,241
   Accrued expenses                                                                        1,218,599                 939,033
                                                                                --------------------    --------------------
   Total liabilities                                                                       1,518,348               1,522,803
                                                                                ====================    ====================
Commitments and contingencies (Note 5)

Stockholders' equity:
   Common stock, no par value, 200 shares authorized;
     100 shares issued and outstanding                                                           100                     100
   Paid-in capital                                                                         2,400,000                      -
   Retained earnings                                                                      19,458,415              17,060,952
                                                                                --------------------    --------------------

   Total stockholders' equity                                                             21,858,515              17,061,052
                                                                                --------------------    --------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $         23,376,863    $         18,583,855
                                                                                ====================    ====================

                                       See accompanying notes to financial statements.

                                                                3.

                                                        EXCLUSIVELY MISOOK, INC.
                                               STATEMENTS OF INCOME AND RETAINED EARNINGS
                                          FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


                                                                                2003             2002                2001
                                                                                ----             ----                ----
                                                                                              (RESTATED)

Net sales                                                                $    38,653,821     $    42,235,736    $     31,829,931

Cost of goods sold                                                            18,748,680          19,502,770          15,047,600
                                                                         ---------------     ---------------    ----------------

Gross profit                                                                  19,905,141          22,732,966          16,782,331

Selling, general and administrative expenses                                   5,755,161           5,075,519           3,718,445
                                                                         ---------------     ---------------    ----------------

Operating income before stockholders' compensation                            14,149,980          17,657,447          13,063,886

Stockholders' compensation                                                    11,049,832           9,006,900           8,980,000
                                                                         ---------------     ---------------    ----------------

Operating income                                                               3,100,148           8,650,547           4,083,886
                                                                         ---------------     ---------------    ----------------

Other income (expense):
   Interest and dividend income                                                  123,322             138,299             118,826
   Realized gains (losses) - marketable securities                                36,091             (90,150)            (64,865)
   Unrealized gains (losses) - marketable securities                             (41,955)             41,637             (43,627)
                                                                         ---------------     ---------------    ----------------

   Other income, net                                                             117,458              89,786              10,334
                                                                         ---------------     ---------------    ----------------

Income before provision for income taxes                                       3,217,606           8,740,333           4,094,220

Provision for income taxes                                                       218,555             523,738             279,610
                                                                         ---------------     ---------------    ----------------

Net income                                                                     2,999,051           8,216,595           3,814,610

Retained earnings - beginning                                                 17,060,952           9,944,357           6,626,785

Distributions to stockholders                                                   (601,588)         (1,100,000)           (497,038)
                                                                         ---------------     ---------------    ----------------

RETAINED EARNINGS - ENDING                                               $    19,458,415     $    17,060,952    $      9,944,357
                                                                         ===============     ===============    ================

                                       See accompanying notes to financial statements.

                                                                       4.

                                                        EXCLUSIVELY MISOOK, INC.
                                                        STATEMENTS OF CASH FLOWS
                                          FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


                                                                                2003             2002                2001
                                                                                              (RESTATED)

Cash flows from operating activities:
   Net income                                                            $     2,999,051     $     8,216,595           3,814,610
                                                                         ---------------     ---------------    ----------------
   Adjustments to reconcile net
   income to net cash provided by
   operating activities:
   Depreciation and amortization                                                  33,100              28,632              14,982
   Realized (gains) losses                                                       (36,091)             90,150              64,865
   Unrealized gain (loss)                                                         41,955             (41,637)             43,627
   Deferred tax benefit                                                          (69,500)             (6,500)            (19,000)
   Provision for losses on accounts receivable                                   363,000                  -                   -
   Changes in assets and liabilities:
     Accounts receivable                                                        (288,228)            566,060             399,871
     Inventory                                                                 1,034,198          (1,230,100)            106,000
     Other current assets                                                           (566)             (6,000)                 -
     Prepaid taxes                                                              (163,521)                 -                   -
     Accounts payable and accrued expenses                                       220,786             496,014            (136,231)
     Income taxes payable                                                       (225,241)             97,726             112,580
                                                                         ---------------     ---------------    ----------------

   Total adjustments                                                             909,892              (5,655)            586,694
                                                                         ---------------     ---------------    ----------------

Net cash provided by operating activities                                      3,908,943           8,210,940           4,401,304
                                                                         ---------------     ---------------    ----------------

Cash flows from investing activities:
   Additions to furniture, fixtures, and equipment                               (19,052)            (54,847)            (60,854)
   Sales of securities                                                           485,812             111,755             329,527
   Security deposits and other assets                                            (37,221)                 -              (31,869)
   (Increase) decrease in due from affiliate                                       9,353             (68,643)                 -
                                                                         ---------------     ---------------    ----------------

Net cash provided by (used in) investing activities                              438,892             (11,735)            236,804
                                                                         ---------------     ---------------    ----------------

Cash flows from financing activities:
   Distributions to stockholders                                                (601,588)         (1,100,000)           (497,038)
   Increase in restricted cash                                                (3,000,000)         (1,496,298)         (2,003,702)
   Capital contribution                                                        2,400,000                  -                   -
                                                                         ---------------     ---------------    ----------------

Net cash used in financing activities                                         (1,201,588)         (2,596,298)         (2,500,740)
                                                                         ---------------     ---------------    ----------------

Net increase in cash and cash equivalents                                      3,146,247           5,602,907           2,137,368

Cash and cash equivalents - beginning                                          9,181,579           3,578,672           1,441,304
                                                                         ---------------     ---------------    ----------------

CASH AND CASH EQUIVALENTS - ENDING                                       $    12,327,826     $     9,181,579    $      3,578,672
                                                                         ===============     ===============    ================

Supplemental disclosures of cash flow information:
   Income taxes paid                                                     $       677,502     $       433,351    $        192,495
                                                                         ===============     ===============    ================

                                       See accompanying notes to financial statements.

                                                                       5.

                            EXCLUSIVELY MISOOK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001


NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                  ------------------------------------------

                  Organization
                  ------------

                  Exclusively Misook, Inc. (the "Company") was incorporated in December 1996 in the State of New York. The Company imports women's apparel from Korea and sells to fine department stores and specialty shops throughout the United States.

                  Use of estimates
                  ----------------

                  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                  Inventory
                  ---------

                  Inventory, consisting of finished goods, is stated at the lower of cost (determined by the first-in, first-out method) or market.

                  Cash and cash equivalents
                  -------------------------

                  Cash and cash equivalents consist primarily of cash on deposit, certificates of deposit, money market accounts, and investment grade commercial paper that are readily convertible into cash and purchased with maturities of three months or less.

                  Income taxes
                  ------------

                  The Company, with the consent of its stockholders, has elected under the Internal Revenue Code and New York State tax law to be treated as an S corporation. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Accordingly, the accompanying 2003 financial statements do not include a provision or liability for federal and New York State income taxes. For the years ended December 31, 2002 and 2001, New York State's tax law contained a provision that assessed S corporations a corporate level tax to the extent that the corporate tax rate exceeded the highest personal income tax rate.

                  The City of New York does not recognize S corporation status. Accordingly, the financial statements reflect a provision for corporate taxes imposed by the City of New York.

                  Deferred taxes
                  --------------

                  The Company provides for income taxes and recognizes deferred tax assets and liabilities using the liability method for income taxes. The liability method requires that all deferred tax balances be determined by using the applicable tax expected to be in effect when the taxes will actually be paid or when refunds are received. The applicable tax rate is applied to the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. The resulting deferred tax asset or liability is adjusted to reflect changes in tax laws as they occur. Valuation allowances are established, if necessary, to reduce deferred tax assets to their estimated realizable amounts.

                                      6.

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
                  ------------------------------------------------------

                  Furniture, fixtures and equipment
                  ---------------------------------

                  Furniture, fixtures and equipment are carried at cost. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized.

                  Depreciation is provided using accelerated methods over the estimated useful lives of the assets, which are as follows:

                          Equipment                          5 years
                          Furniture and fixtures             7 years

                  Investments
                  -----------

                  The Company had designated its investments in marketable securities as trading securities, and as such they are reported at fair value, with changes included in earnings in the year of change. Unrealized gains at December 31, 2002 totaled $41,955. When calculating realized gains or losses, the specific identification method is used to determine cost of securities sold.

                  Advertising
                  -----------

                  Advertising costs are expensed as incurred and aggregated $829,161, $1,009,042 and $789,523 for the years ended
                  December 31, 2003, 2002 and 2001, respectively. Cooperative advertising included in advertising costs totaled $714,321, $939,861 and $763,133 for the years ended December 31, 2003, 2002 and 2001, respectively and has been netted against sales in the accompanying statements of income and retained earnings.

                  Shipping and handling costs
                  ---------------------------

                  Shipping and handling costs, which amounted to $96,300, $121,881 and $79,448 for the years ended December 31, 2003, 2002 and 2001, respectively, are included in cost of sales in the accompanying statements of income and retained earnings.

                  Reclassifications
                  -----------------

                  Certain reclassifications have been made to previously issued financial statements to conform to the current presentation. These reclassifications had no effect on previously reported results of operations.

NOTE 2.           CONCENTRATION OF CREDIT RISK
                  ----------------------------

                  Concentration of credit risk arises from the Company's bank account balances that from time to time may exceed the federal deposit insurance limit of $100,000. At December 31, 2003 and 2002, and at various times during 2003 and 2002, the Company's bank balances exceeded the insurance limitation.

                                      7.

NOTE 3.           RELATED PARTY TRANSACTIONS
                  --------------------------

                  During each of the years ended December 31, 2003, 2002 and 2001, substantially all of the Company's purchases of goods for sale were from two vendors controlled by a family member of one of the Company's stockholders. As of December 31, 2003 and 2002, amounts due to these vendors represented 100% of accounts payable.

                  During each of the three years ended December 31, 2003, 2002 and 2001, the Company contributed $1,000,000 to a private charitable foundation established by the stockholders. The contributions have been reflected as expenses in the accompanying statements of income and retained earnings.

                  The Company pays an affiliate, owned solely by the Company's stockholders, an administrative service charge to service all out-of-state payroll charges. Total administrative service costs charged by the affiliate were $365,578 and $161,357 for the years ended December 31, 2003 and 2002, respectively. For the year ended December 31, 2001, these payroll related costs were incurred and paid by the Company. At December 31, 2003 and 2002, the amounts due from affiliate, which are not interest bearing, totaled $59,290 and $68,643, respectively.

NOTE 4.           INCOME TAXES
                  ------------

                  The provision for income taxes consists of the following for the year ended December 31, 2003, 2002 and 2001:

                                                            2003                2002                2001
                                                            ----                ----                ----
                                                                             (Restated)
                    Current                          $      288,055      $     530,238       $     298,610
                    Deferred                                (69,500)            (6,500)            (19,000)
                                                     --------------      -------------       -------------
                                                     $      218,555      $     523,738       $     279,610
                                                     ==============      =============       =============


                  Deferred income taxes reflect the net tax effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and their amounts for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows at December 31,:

                                                                         Assets (liabilities)
                                                                         -------------------

                                                                   2003                      2002
                                                                   ----                      ----
                                                                                          (Restated)
                    Allowance for doubtful accounts           $      21,400           $          -
                    Unrealized gain on investments                       -                   (2,700)
                    Inventory capitalization                          5,700                   9,900
                    Charitable contribution over
                         deductible limits                           65,500                  36,200
                    Pension benefit obligation                       23,400                   3,000
                    Other                                            (3,000)                 (2,900)
                                                              -------------           -------------
                           Net deferred tax asset             $     113,000           $      43,500
                                                              =============           =============

                                               8.

NOTE 5.           COMMITMENTS AND CONTINGENCIES
                  -----------------------------

                  Rental leases
                  -------------

                  The Company is obligated under a noncancelable operating lease, which expires on December 31, 2004. Remaining noncancelable lease payments total $286,392. Rent expense for the years ended December 31, 2003, 2002 and 2001, totaled $267,392, $243,258 and $93,559, respectively.

                  Letters of credit
                  -----------------

                  At December 31, 2003 and 2002, restricted cash of $6,500,000 and $3,500,000, respectively, was pledged to support unused letters of credit of equal amounts. The letters of credit expire on April 1, 2004 and 2003, respectively.

NOTE 6.           PENSION PLAN
                  ------------

                  The Company sponsors a defined-benefit pension plan covering all eligible employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Company and compensation rates. Contributions to the plan reflect benefits attributed to employees' services to date, as well as compensation expected to be earned in the future. Plan assets consist primarily of pooled mutual funds.

                  The following sets forth the funded status of the plan at November 30, 2003, 2002 and 2001:


                                                                   2003                      2002
                                                                   ----                      ----
                    Actuarial present value
                     of benefit obligation:
                         Vested                             $          1,530,318      $            600,336
                         Nonvested                                       423,549                   462,719
                                                            -------------------       --------------------
                         Benefits attributable to                      1,953,867                 1,063,055
                            projected salaries                           695,421                   763,438
                                                            -------------------       --------------------
                    Projected benefit obligation                       2,649,288                 1,826,493
                    Plan assets at fair value                          1,223,284                   717,706
                                                            -------------------       --------------------
                    Projected benefit obligation
                       in excess of plan assets                        1,426,004                 1,108,787
                    Unrecognized net loss                               (769,863)                 (504,906)
                                                            -------------------       --------------------
                    Pension liability recognized            $            656,141      $            603,881
                                                            ===================       ====================


                                                   9.

NOTE 6.           PENSION PLAN (CONTINUED)
                  ------------------------

                                                                   2003                      2002
                                                                   ----                      ----
                    Weighted-average assumptions
                    ----------------------------
                    Discount rate                                         6.5%                       7.0%
                    Expected long-term rate of return
                       on plan assets                                     8.0%                       8.0%
                    Rate of compensation increases                        5.0%                       5.0%

                  Net periodic benefit cost recognized during the years ended December 31, 2003, 2002 and 2001, totaled $646,194, $547,671 and $409,239, respectively.

NOTE 7.           MAJOR CUSTOMERS
                  ---------------

                  For the year ended December 31, 2003, sales to two customers totaled approximately 83% of sales. As of December 31, 2003, amounts due from these customers represented approximately 63% of accounts receivable.

                  For the year ended December 31, 2002, sales to one customer totaled approximately 83% of sales. As of December 31, 2002, amounts due from this customer represented approximately 50% of accounts receivable. In addition, one other customer accounted for 11% of accounts receivable at December 31, 2002.

                  For the year ended December 31, 2001, sales to one customer totaled approximately 77% of sales.

NOTE 8.           RESTATEMENT OF 2002 FINANCIAL STATEMENTS
                  ----------------------------------------

                  The Company has restated its previously issued 2002 financial statements for matters related to previously reported reserves for returns and chargebacks and the related tax effects, as set forth in the chart below.

                       Decrease in accounts receivable and sales related to
                          chargebacks                                                    $      (144,914)
                       Related income tax effect                                                   8,600
                                                                                         ---------------
                          Reduction of previously reported net income                    $      (136,314)
                                                                                         ===============

NOTE 9.           SUBSEQUENT EVENT (UNAUDITED)
                  ----------------------------

                  Subsequent to December 31, 2003, the Company entered into negotiations with a prospective purchaser to sell its business and operations and substantially all of the assets related thereto. Closing of the transaction is subject to the execution of a definitive purchase agreement and the fulfillment of conditions set forth in such agreement.


                                      10.

                            EXCLUSIVELY MISOOK, INC.

             UNAUDITED CONDENSED BALANCE SHEETS, INCOME STATEMENTS
                          AND STATEMENTS OF CASH FLOWS


         The following unaudited condensed balance sheets as of June 30, 2004 and 2003, income statements and statements of cash flows for the six months ended June 30, 2004 and 2003 were prepared from the books and records of Exclusively Misook, Inc. These statements were prepared on a basis consistent with the audited financial statements included in this Form 8-K/A.


                            EXCLUSIVELY MISOOK, INC.
                       UNAUDITED CONDENSED BALANCE SHEET
                             JUNE 30, 2004 and 2003
                                (000's omitted)


                                                                             June 30,
                                                             ----------------------------------------
                                                                  2004                      2003
                                                             --------------             -------------
Cash and cash equivalents                                    $       1,724              $      8,788
Accounts receivable, net                                             7,780                     7,643
Inventories                                                            782                       852
Prepaid expenses and other current assets                              202                       418
                                                             --------------             -------------
                                                                    10,488                    17,701
Restricted cash                                                      6,500                     3,500
Other assets                                                            85                        47
Fixed assets, net                                                       59                        88
                                                             --------------             -------------
Total assets                                                 $      17,132              $     21,336
                                                             ==============             =============


Accounts payable and accrued expenses                        $       1,946              $      1,011
Shareholders' equity                                                15,186                    20,325
                                                             --------------             -------------
Total liabilities and shareholders' equity                   $      17,132              $     21,336
                                                             ==============             =============




                                     11.

                            EXCLUSIVELY MISOOK, INC.
                           UNAUDITED INCOME STATEMENT
                FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003
                                (000's omitted)



                                                                  Six Months Ended
                                                                      June 30,
                                                        -------------------------------------
                                                             2004                   2003
                                                        --------------         --------------
Net sales                                               $      22,261          $      20,339
Cost of goods sold                                             10,447                 10,044
                                                        --------------         --------------
Gross Profit                                                   11,814                 10,295
Selling, general and administrative expenses                    2,501                  2,294
                                                        --------------         --------------
Operating Income before shareholders'
  compensation                                                  9,313                  8,001
Shareholders' compensation                                      6,711                  6,200
                                                        --------------         --------------
Operating income                                                2,602                  1,801
Other income                                                       44                     56
                                                        --------------         --------------
Earnings before taxes                                           2,646                  1,857
Tax provision                                                    (150)                  (107)
                                                        --------------         --------------
Net earnings                                            $       2,496          $       1,750
                                                        ==============         ==============




                                         12.

                            EXCLUSIVELY MISOOK, INC.
                  UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
                             JUNE 30, 2004 and 2003
                                (000's omitted)



                                                                                 June 30,
                                                                    ----------------------------------
                                                                        2004                 2003
                                                                    -------------       --------------
Cash flows from operating activities:
Net income                                                          $      2,496         $      1,750
Adjustments to reconcile net income to net cash used in
operating activities:
     Depreciation and amortization                                            12                   16
     Changes in:
         Accounts receivable                                              (4,645)              (4,433)
         Inventories                                                         133                1,097
         Prepaid expenses and other assets                                   141                 (262)
         Accounts payable and accrued expenses                               427                 (543)
                                                                    -------------       --------------
Net cash used in operating activities                                     (1,436)              (2,375)
                                                                    -------------        -------------

Cash flows from investing activities:
     Fixed asset additions, net                                                -                  (18)
     Sale of securities                                                        -                  486
                                                                    -------------       --------------
Net cash provided by investing activities                                      -                  468
                                                                    -------------        -------------

Cash flows from financing activities:
     Distribution to shareholders                                         (9,168)                (886)
     Additional capital contribution                                           -                2,400
                                                                    -------------       --------------
Net cash provided by (used in) financing activities                       (9,168)               1,514
                                                                    -------------        -------------

Net decrease in cash                                                     (10,604)                (393)
Cash at beginning of period                                               12,328                9,181
                                                                    -------------       --------------
Cash at end of period                                               $      1,724         $      8,788
                                                                    =============        =============

Supplemental disclosures of cash flow information
Cash paid during the period for:
     Income taxes                                                   $         76         $        634


                                               13.

B.       For Hartmarx Corporation:

                              HARTMARX CORPORATION

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                            AND NARRATIVE DISCLOSURE

                    (REFLECTING THE STATEMENT OF INCOME AND
                   BALANCE SHEET OF EXCLUSIVELY MISOOK, INC.)

                               Introductory Note

         The following unaudited pro forma consolidated financial statements of Hartmarx Corporation for the twelve months ended November 30, 2003 and six months ended May 31, 2004 reflect its financial position and results of operations after pro forma recognition of the acquisition of certain assets of Exclusively Misook, Inc. ("Misook") by a wholly-owned subsidiary of Hartmarx Corporation. The acquisition of Misook is being accounted for using the purchase method of accounting in accordance with SFAS No. 141 and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on fair values at the acquisition date reflecting an independent third party appraisal which established values and useful lives, where appropriate, for tradename, customer relationships, supply agreement, order backlog and non-compete covenant. The tradename was deemed to have an indefinite life and, accordingly, will not be amortized as of the acquisition date, but will be subject to periodic impairment testing at future periods in accordance with SFAS No. 142. The customer relationships, supply agreement, order backlog and non-compete covenant will be amortized over their estimated useful lives. The aggregate purchase cost and preliminary allocation to the assets and liabilities are as follows (in millions):

Preliminary allocation of purchase cost:


Assets acquired less liabilities assumed of Misook as of July 20, 2004,
         including $36.2 million related to intangible assets                         $          42.8
Additional fair value allocated to book values of inventory                                       0.2
Additional fair value allocated to order backlog                                                  0.4
Additional pension liability, net of deferred taxes                                             ( 0.1)
Acquisition costs                                                                               ( 0.2)
Less - amount paid at closing ($32.1 million) plus additional amount due
         based on net assets, as defined, as of closing date ($.5 million)                      (32.6)
                                                                                      ---------------
Estimated amount due seller                                                           $          10.5
                                                                                      ===============

                                         14.

         Additional cash purchase consideration will be due if Misook achieves certain specified performance targets over a five year period commencing August 1, 2004, calculated based on a formula applied to operating results. A minimum level of performance must be achieved during any of the periods, as defined in the purchase agreement in order for additional consideration to be paid. Any contingent consideration payable in the future will be first applied to reduce the amount recorded as "estimated amount due seller" and thereafter to goodwill.

         The unaudited pro forma adjustments are based upon available information and upon certain assumptions that are believed to be reasonable. The final purchase price allocation may differ from the amounts reflected above, although subsequent changes, if any, are not expected to be material.

         The unaudited pro forma financial data does not purport to be indicative of Hartmarx's financial position or results of operations that would actually have been realized had the transaction been completed as of the date or for the periods presented, or to project Hartmarx's financial position or results of operations at any future date or for any future period.

         The unaudited pro forma condensed combined statements of earnings combine the historical consolidated statements of earnings of Hartmarx and Misook, giving effect to the acquisition, as if it had been effective as of the beginning of the period indicated. This information should be read in conjunction with the historical consolidated financial statements and notes of Hartmarx and Misook. The unaudited pro forma condensed statements of earnings for the twelve months ended November 30, 2003 and for the six months ended May 31, 2004 include adjustments for interest expense based upon the cash paid for the acquisition and the Company's financing costs during the applicable period.

         The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Hartmarx with Misook, giving effect to the acquisition as if it had been effective on May 31, 2004. This information should be read together with the historical consolidated financial statements and notes of Hartmarx and Misook. The unaudited pro forma balance sheet of the Company as of May 31, 2004 reflects the acquisition and the financing of such acquisition as if these events occurred as of May 31, 2004. The $32.6 million paid for the acquisition ($32.1 million paid as of the closing date plus $.5 million additional amount due based on net assets, as defined, as of the closing date) was financed from the Company's Credit Facility and is reflected as such in the unaudited pro forma condensed balance sheet.

                                     15.

         The unaudited pro forma condensed combined financial statements have been prepared as if Hartmarx acquired the net assets of Misook on the date of the balance sheet or as of the beginning of the period for purposes of the statements of earnings. For purposes of the unaudited pro forma condensed combined statements of earnings, the Misook statement of earnings for the six months ended June 30, 2004 has been combined with the Hartmarx statement of earnings for the six months ended May 31, 2004 and the Misook statement of earnings for the year ended December 31, 2003 has been combined with the Hartmarx statement of earnings for the year ended November 30, 2003.



                                     16.

                              HARTMARX CORPORATION
              UNAUDITED PRO FORMA CONDENSED STATEMENT OF EARNINGS
                     TWELVE MONTHS ENDED NOVEMBER 30, 2003
                    (In Millions, except per share amounts)



                                                                               Pro Forma            Pro
                                          Historical        Misook(a)         Adjustments          Forma
                                          ----------        ---------         -----------          -----
Net sales                              $    561.8        $      $38.6           $      -           $600.4
Licensing and other income                    1.9                   -                  -              1.9
                                       -----------        -------------        -----------      -----------
                                            563.7                38.6                  -            602.3
                                       -----------        -------------        -----------      -----------
Cost of goods sold                          392.3                18.7                0.2(b)         411.2
Selling, general and
    administrative expenses                 148.8                 5.8                2.5(c)         157.1
Shareholders' compensation                      -                11.0              (11.0)(d)            -
                                       -----------        -------------        -----------      -----------
                                            541.1                35.5               (8.3)           568.3
                                       -----------        -------------        -----------      -----------
Operating earnings                           22.6                 3.1                8.3             34.0
Interest expense, net                         7.4                (0.1)               1.2(e)           8.5
Refinancing expense                           0.8                   -                                 0.8
                                       -----------        -------------        -----------      -----------
Earnings before taxes                        14.4                 3.2                7.1             24.7
Tax provision                                (5.7)               (0.2)              (3.9)(f)         (9.8)
                                       -----------        -------------        -----------      -----------
Net earnings                           $      8.7        $        3.0           $    3.2       $     14.9
                                       ===========        =============        ===========      ===========

Earnings per share:
    Basic                              $      .26                                              $       .44
                                       ===========                                              ===========
    Diluted                            $      .25                                              $       .43
                                       ===========                                              ===========
Average shares outstanding:
    Basic                                    34.1                                                    34.1
                                       ===========                                              ===========
    Diluted                                  34.5                                                    34.5
                                       ===========                                              ===========


                                                      17.

                              HARTMARX CORPORATION
                          NOTES TO UNAUDITED PRO FORMA
                        CONDENSED STATEMENT OF EARNINGS
                     TWELVE MONTHS ENDED NOVEMBER 30, 2003


(a) Represents the amounts reflected in the audited Statement of Income of Misook for the twelve months ended December 31, 2003, as included in this Form 8-K/A.

(b) Estimated increase in cost of sales related to purchase price accounting for the write up of purchased inventory to fair value.

(c) Estimated amortization of fair value of customer order backlog ($.4 million), intangibles ($1.6 million) and compensation of Misook CEO pursuant to current employment agreement ($.5 million).

(d)      Eliminate shareholders' compensation.

(e) Estimated incremental interest expense arising from additional bank borrowings of approximately $32.6 million to finance the purchase price, assuming an acquisition date of December 1, 2002 and the Company's fiscal 2003 weighted average interest cost of 3.8% per its Credit Facility.

(f) Estimated consolidated tax provision is assumed to be 39.5%; the acquired company operated as an "S" corporation and, accordingly, was not subject to federal and state corporate tax rates. Adjustment for estimated effective income tax rate as applied to the pro forma earnings before taxes.


                                     18.

                              HARTMARX CORPORATION
              UNAUDITED PRO FORMA CONDENSED STATEMENT OF EARNINGS
                         SIX MONTHS ENDED MAY 31, 2004
                    (In Millions, except per share amounts)


                                                                          Pro Forma          Pro
                                       Historical       Misook(a)        Adjustments        Forma
                                       ----------     --------------     -----------      ---------
Net sales                               $  279.0      $        22.3       $      -        $  301.3
Licensing and other income                   0.9                  -              -             0.9
                                        ---------     --------------      ---------       ---------
                                           279.9               22.3              -           302.2
                                        ---------     --------------      ---------       ---------
Cost of goods sold                         193.7               10.5            0.2(b)        204.4
Selling, general and
     administrative expenses                74.6                2.5            1.5(c)         78.6
Shareholders' compensation                                      6.7           (6.7)(d)           -
                                        ---------     --------------      ---------       ---------
                                           268.3               19.7           (5.0)          283.0
                                        ---------     --------------      ---------       ---------
Operating earnings                          11.6                2.6            5.0            19.2
Interest expense                             3.1                  -            0.6(e)          3.7
                                        ---------     --------------      ---------       ---------
Earnings before taxes                        8.5                2.6            4.4            15.5
Tax provision                               (3.4)              (0.1)          (2.6)(f)        (6.1)
                                        ---------     --------------      ---------       ---------
Net earnings                            $    5.1      $         2.5       $    1.8        $    9.4
                                        =========     ==============      =========       =========

Earnings per share:
     Basic                               $    .15                                         $     .27
                                        =========                                         =========
     Diluted                              $   .14                                         $     .26
                                        =========                                         =========
Average shares outstanding:
     Basic                                  34.4                                              34.4
                                        =========                                         =========
     Diluted                                36.0                                              36.0
                                        =========                                         =========


                                                   19.

                              HARTMARX CORPORATION
                          NOTES TO UNAUDITED PRO FORMA
                        CONDENSED STATEMENT OF EARNINGS
                         SIX MONTHS ENDED MAY 31, 2004


(a) Represents the unaudited income statement of Misook for the six months ended June 30, 2004, prepared on a basis consistent with the audited financial statements included in this Form 8-K/A.

(b) Estimated increase in cost of sales related to purchase price accounting for the write up of purchased inventory to fair value.

(c) Estimated amortization of fair value of customer order backlog ($.4 million), intangibles ($.8 million) and compensation of Misook CEO pursuant to current employment agreement ($.3 million).

(d)      Eliminate shareholders' compensation.

(e) Estimated incremental interest expense arising from additional bank borrowings of approximately $32.6 million to finance the purchase price, assuming an acquisition date of December 1, 2003 and the Company's weighted average interest cost of 3.6% for the first six months of fiscal 2004 per its Credit Facility.

(f) Estimated consolidated tax provision is assumed to be at 39.5%; the acquired company operated as an "S" corporation and, accordingly, was not subject to federal and state corporate tax rates. Adjustment for estimated effective income tax rate as applied to the pro forma earnings before taxes.


                                     20.

                              HARTMARX CORPORATION
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                  MAY 31, 2004
                                 (In Millions)

                                                                                                Pro Forma           Pro
                                                        Historical           Misook(a)         Adjustments         Forma
                                                        ----------         ------------        ------------     -----------
ASSETS:
Current assets:
Cash and cash equivalents                                    $7.7                  $1.7             ($1.7)(b)         $7.7
Accounts receivable, net                                    116.3                   7.8                 -            124.1
Inventories                                                 127.9                   0.8               0.2(d)         128.9
Restricted cash                                                                     6.5              (6.5)(b)            -
Prepaid expenses and other current assets                    20.4                   0.2               0.4(e)          21.0
                                                     ------------          ------------         ------------     -----------
      Total current assets                                  272.3                  17.0              (7.6)           281.7
Goodwill                                                     23.0                                                     23.0
Intangible assets                                             0.4                                    36.2(f)          36.6
Deferred income taxes                                        52.3                                     0.5(h)          52.8
Other assets                                                  6.9                   0.1                                7.0
Prepaid and intangible pension asset                         63.1                                                     63.1
Property, plant and equipment, net                           27.9                                                     27.9
                                                     ------------          ------------         ------------     -----------
TOTAL ASSETS                                               $445.9                 $17.1             $29.1           $492.1
                                                     ============          ============         ============     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt                           $15.6                     -                 -            $15.6
Accounts payable and accrued expenses                        69.3                   1.9               0.9(g)(i)       72.1
                                                     ------------          ------------         ------------     -----------
      Total current liabilities                              84.9                   1.9               0.9             87.7
Non-current liabilities                                      12.0                                     9.5(i)          21.5
Long term debt                                               84.8                     -              32.6(c)         117.4
Minimum pension liability                                    64.2                     -               1.3(g)          65.5
Shareholders' equity                                        200.0                  15.2             (15.2)(b)        200.0
                                                     ------------          ------------         ------------     -----------
TOTAL LIABILITIES AND SHAREHOLDER'S
  EQUITY                                                   $445.9                 $17.1              $29.1          $492.1
                                                     ============          ============         ============     ===========


                                                      21.

                              HARTMARX CORPORATION
              NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                  MAY 31, 2004



(a) Reflects the unaudited balance sheet of Misook as of June 30, 2004 prepared on a basis consistent with the audited financial statements included in this Form 8- K/A.

(b) Eliminates Misook equity and cash included in Misook's balance sheet, as cash was not acquired.

(c) Borrowings under the Credit Facility assumed to finance the acquisition of Misook.

Purchase Accounting Adjustments:

(d)      Inventory to fair value.

(e)      Fair value of customer orders.

(f)      Intangible assets.

(g) Additional pension liability, of which $.6 million is reclassified from accounts payable and accrued expenses.

(h)      Deferred taxes on additional pension liability.

(i) Estimated amount due to seller in the future relating to contingent additional purchase consideration based on achievement of future operating results of Misook, as defined in the Purchase Agreement ($9.5 million in non-current liabilities and $1.5 million in accounts payable and accrued expenses).


                                     22.

(C)      Exhibits


     Exhibit Number    Description
     --------------    -----------
           2.1         Purchase Agreement dated June 25, 2004 by and among the
                       EM Acquisition Corp., Hartmarx Corporation, Exclusively
                       Misook, Inc., Misook Doolittle and Harry Doolittle
                       (incorporated by reference to Exhibit 2.1 to the Current
                       Report on Form 8-K filed by Hartmarx Corporation with the Commission on July 23, 2004).

          23.1         Consent of Citrin Cooperman & Company, LLP.

          99.1 Press Release, dated July 20, 2004 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Hartmarx Corporation with the Commission on July 23, 2004).


         This information set forth in this report contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements can be identified by the use of forward- looking terminology such as "anticipate", "believe", "continue", "estimate", "expect", intent", "may", "should" or "will" or the negatives thereof or other comparable terminology. Forward looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements as a result of certain factors, including those factors set forth in Hartmarx's filings with the Securities and Exchange Commission ("SEC"). The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, lenders, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the SEC for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                     23.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  October 4, 2004

                                          HARTMARX CORPORATION

                                              /s/Glenn R. Morgan
                                          By:_____________________________
                                              Glenn R. Morgan
                                              Executive Vice President,
                                              Chief Financial Officer and
                                              Treasurer



                                     24.

                                 EXHIBIT INDEX




      Exhibit Number                  Description
      --------------                  -----------

           23.1            Consent of Citrin Cooperman & Company, LLP



                                     25.